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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                  This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of January 30, 2004 by and among Zix Corporation, a Texas corporation ("Purchaser"), MyDocOnline, Inc., a Delaware corporation ("MyDoc"), Aventis Pharmaceuticals Holdings Inc., a Delaware corporation ("APHI", and together with MyDoc, the "Seller") and for purposes of Section 6.2, Section 6.3,
Section 8.1 and Section 9.3 of this Agreement, Aventis Pharmaceuticals Inc., a Delaware corporation ("API").

                                    RECITALS:

                  WHEREAS, Seller presently conducts the business of designing, creating, developing, licensing, distributing, testing and marketing, and selling certain Software and services, including a suite of Internet-based tools facilitating (i) physician-patient communications and (ii) physician ordering and receipt of diagnostic tests solutions (the "Software Business"); and

                  WHEREAS, Seller desires to sell and Purchaser or its designated Affiliate desires to purchase and acquire substantially all of the assets primarily used in or necessary for the operation of the Software Business, which assets are further described herein, on the terms and subject to the conditions set forth in this Agreement.

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

         1.1 DEFINITIONS. In addition to terms defined elsewhere in this Agreement, as used in this Agreement, unless the context otherwise requires, the following capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth below:

                  "Affiliate" shall mean with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by or is under common control with that Person. For the purposes of this definition, "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

                  "Claim" means any claim, charge, complaint, action, suit, arbitration, investigation, audit or proceeding, whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and whether or not the facts of or legal bases therefor are known or unknown.

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                  "Collateral Agreements" shall mean the Assignment and
Assumption Agreement, the Warrant and the Registration Rights Agreement and any other document executed and delivered in connection with the transactions contemplated by this Agreement.

                  "Confidential Information" shall mean any confidential, proprietary information, methods of operation, customers and customer lists, products, proposed products, former products, prices, fees, costs, plans, designs, technology, inventions, trade secrets, know-how, software, marketing methods, policies, plans or other specialized information.

                  "Consent" shall mean any consent, approval or authorization of, notice to, or designation, registration, declaration or filing with, any Person.

                  "Contract" shall mean any agreement, contract, lease, commitment, license, undertaking or other legally binding contractual right or obligation to which a Person is a party or by which a Person or its assets or properties are bound.

                  "Documentation" shall mean the instructions and written documents, including user documentation, installation, operation and maintenance instructions, used in connection with the Software Products.

                  "Employment Costs and Liabilities" means, in relation to any Transferred Employee, all: (i) amounts payable or paid in respect of the employment of him or her, including salary, wages, Tax and social security contributions, employer's pension contributions, bonus, insurance premium, payments or allowances or any other consideration for employment; (ii) costs of providing any non-cash benefits, which the employer is required to provide, by Law or Contract in connection with such employment; and (iii) Losses arising out of or connected with his or her employment or the employment relationship, or termination of his or her employment, or of the employment relationship, in connection with any Claim for severance or redundancy pay.

                  "ERISA" means the Employee Retirement Income and Security Act of 1974, as amended.

                  "Governmental Authority" shall mean any federal, state, local or foreign government or any subdivision, agency, instrumentality, authority, department, commission, board or bureau thereof or any federal, state, local or foreign court, tribunal or arbitrator.

                  "Indebtedness" means, with respect to any Person, (i) all indebtedness of such Person, whether or not contingent, for borrowed money, (ii) all obligations of such Person evidenced by notes, bonds or debentures, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (iv) all obligations, contingent or otherwise, of such Person under bankers' acceptances, letters of credit or similar facilities, (v) all accounts payable which are more than 120 days past due, (vi) any Liabilities arising from or related to securitized or factored accounts receivable arrangements and (vii) all Indebtedness of others referred to in clauses (i) through (vi) above guaranteed directly or indirectly in any manner by such Person or in effect guaranteed directly or indirectly by such Person.

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                  "Intellectual Property" shall mean, whether solely or jointly owned (in the case of joint ownership, solely to the extent of such rights of ownership), domestic and foreign patents (including design registrations and other government grants of rights to inventions), patent applications, patent licenses from third parties, software licenses from third parties, know-how licenses from third parties, trade names, trademarks, trademark registrations and applications, service marks, service mark registrations and applications (and the goodwill associated therewith), copyrights and copyright registrations and applications, domain names, together with all unregistered trade secrets, know-how and other nonpublic proprietary technical and business information, proprietary processes and formulae, and all ownership, use and other rights thereto (including rights of renewal and rights to sue for past, present and future infringements or misappropriations thereof).

                  "know-how" shall mean Software concepts and invention disclosures related to the Software Products of Seller but that are not incorporated into the Software Products or filed as patent applications, if any, and trade secrets that are related to the Software Products.

                  "Knowledge" or "to the Knowledge of" shall mean, with respect to Seller, information that is actually known, after commercially reasonable inquiry of the following individuals: (1) Kirk Schueler, and (2) Michael Reardon.

                  "Laws" shall mean all federal, state, local or foreign laws, ordinances, rules and regulations promulgated by any Governmental Authority.

                  "Liabilities" means any and all liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Claim or Order and those arising under any Contract.

                  "Liens" shall mean all title defects, title encumbrances, title objections, mortgages, liens, claims, charges and pledges, of any nature whatsoever, including leases, chattel or other mortgages, collateral security arrangements, title imperfections, defect or objection liens, security interests, conditional and installment sales agreements and other title or interest retention arrangements.

                  "Losses" shall mean all Liabilities, losses, damages, claims, costs and expenses (including reasonable attorneys' fees and court costs).

                  "Material Adverse Effect" shall mean any event, circumstance, change or effect that has a material adverse effect on the Transferred Assets, results of operation, condition (financial or otherwise) or the operation of the Software Business, taken as a whole.

                  "Order" shall mean any judgment, award, order, writ, injunction or decree issued by any Governmental Authority.

                  "Permits" shall mean all permits, certifications, licenses, approvals, franchises, notices and authorizations issued by any Governmental Authority.

                  "Permitted Liens" shall mean (i) Liens for Taxes, assessments and other governmental charges that are not due and payable or that may thereafter be paid without penalty or (ii) Liens imposed by Law, such as material men's, mechanics', workers', repairmen's,

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employees', carriers', vendors', warehousemen's and other like Liens arising in the ordinary course of business in respect of obligations that are not yet due and payable.

                  "Person" shall mean any individual, partnership, joint venture, limited liability company, corporation, trust, unincorporated organization, Governmental Authority or other entity.

                  "SEC" shall mean the Securities and Exchange Commission.

                  "Seller Plans" shall mean all "employee benefit plans", as defined in Section 3(3) of ERISA, and all other employee benefit arrangements or payroll practices, including, without limitation, bonus plans, employment, severance, change in control, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, and scholarship plans and programs maintained by Seller or any of its Affiliates in which employees of the Software Business participate.

                  "Software" means the expression of an organized set of instructions in a natural or coded language that is contained on a physical media of any nature (whether electronic, written, magnetic or optical) and that may be used with a computer or other data processing device of any nature which is based on digital technology, to make such computer or other device operate in a particular manner and for a certain purpose, and shall include computer programs in source and object code, test or other significant data libraries, and any of the following that is contained on a physical media of any nature and that is used in the design, development, modification, enhancement, testing, installation, maintenance, diagnosis or assurance of the same: flow diagrams; masks; templates; input and output formats; file layouts; development tools; database formats; interfaces; test programs; and other similar materials.

                  "Software Products" shall mean Seller's proprietary Software known as MyDocOnlineConnect and Dr. Chart.

                  "Tax" or "Taxes" means any and all taxes, levies, imposts, duties and fees or other like assessments or charges of any kind by any Taxing Authority, including all income, gross receipts, gains, sales, use, employment, franchise, profits, excise, property, stamp taxes, value added and other taxes, together with any interest and penalties, additions to tax or additional amounts imposed by any Taxing Authority with respect thereto.

                  "Taxing Authority" means the U.S. Internal Revenue Service and any other U.S. or non-U.S. federal, state, provincial, local, national or other Governmental Authority having the power to impose a Tax or Taxes.

         1.2 INTERPRETATION. The following provisions shall apply in connection with the interpretation of this Agreement:

                  (a) any reference to the singular includes the plural and vice versa, any reference to natural persons includes legal persons and vice versa, and any reference to a gender includes the other gender;

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                  (b)      any reference to the Articles, Sections, Exhibits and
Schedules are, unless otherwise stated, references to the Articles, Sections, Exhibits and Schedules of or to this Agreement;

                  (c) all Exhibits and the Schedules form an integral part of this Agreement and are equally binding therewith and any reference to "this Agreement" shall include such Exhibits and the Schedules;

                  (d) the words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

                  (e) any reference to a statutory provision shall include a reference to the provision as modified, amended or supplemented from time to time and any subordinate legislation made under such statutory provision; provided, however, that where a representation or warranty is made as of a particular time and pertains to a statutory provision, such representation or warranty shall be made only as to the statutory provision in effect as of such time;

                  (f) references to a Person shall include any permitted assignee or successor to such party in accordance with this Agreement;

                  (g) the terms "dollars" or "$" shall mean United States dollars and all payments hereunder shall be made in United States dollars;

                  (h) the use of "or" is not intended to be exclusive unless explicitly indicated otherwise;

                  (i) whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation", "but not limited to" or words of similar import; and

                  (j) the descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                                   ARTICLE 2

                               PURCHASE OF ASSETS

         2.1 PURCHASE AND SALE OF TRANSFERRED ASSETS. On the terms and subject to the conditions hereof, at the Closing, Seller shall sell, transfer, convey, assign and deliver, and to the extent that certain domain names used primarily in the Software Business are held by Affiliates of Seller, cause its Affiliates to transfer, convey, assign and deliver, to Purchaser or, at Purchaser's written instruction, to Zix Acquisition Corporation, a wholly owned subsidiary of Purchaser ("Purchaser Sub"), and Purchaser shall (or shall cause Purchaser Sub to) purchase and accept, the Transferred Assets free and clear of all Liens, except Permitted Liens. "Transferred Assets" shall mean all of Seller's right, title and interest in and to its assets, properties, rights, licenses, Contracts, and business of every kind and description, wherever located, real, personal or mixed, tangible or intangible, necessary to operate, or primarily used or held for use in, the

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Software Business by Seller, as the same shall exist on the Closing Date (other than Excluded Assets), including, without limitation, each of the following:

                  (a) all machinery, equipment, tools, work stations, furniture and all other tangible personal property and fixed assets of Seller listed on Schedule 2.1(a);

                  (b) all real property leased by Seller listed on Schedule 2.1(b), in each case together with all fixtures of Seller on such property;

                  (c) the Contracts relating to the conduct of the Software Business to which Seller is a party listed on Schedule 2.1(c) (collectively, the "Assigned Contracts");

                  (d)      all Software listed on Schedule 2.1(d);

                  (e) all Intellectual Property identified on Schedule 2.1(e), including the trademarks, trade names, service marks and domain names relating to the Software Business (the "Trademarks");

                  (f) all of Seller's or its Affiliates' right, title and interest in and to the use of the name "MyDoc" or "MyDocOnline" or any variation thereof;

                  (g) all Permits used by Seller and its Affiliates in the Software Business;

                  (h) all raw materials, work-in-process, finished goods, supplies and other inventories of the Software Business identified on Schedule 2.1(h);

                  (i) any accounts, notes and other receivables and the right to receive payments from any Person relating to the Software Business identified on Schedule 2.1(i);

                  (j) the benefit of all pre-paids, deferred costs, deposits, advances, credits and expenses that have been prepaid by Seller relating to the Software Business, including ad valorem taxes, lease and rental payments, identified on Schedule 2.1(j);

                  (k) all books and records necessary to operate, or relating primarily to, the Software Business, including lab books, Documentation, software road maps, presentations, customer lists, supplier lists and copies of financial accounting records, in each case to the extent relating to the Software Business; and

                  (l) all goodwill associated with the Transferred Assets or the Software Business.

         2.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary contained in this Agreement, there shall be excluded from the Transferred Assets and Seller shall retain all right, title and interest in and to the following assets, properties, rights, licenses and Contracts (collectively, the "Excluded Assets"):

                  (a) all cash and cash equivalents (on hand and in banks), held by Seller as of the Closing Date;

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                  (b)      all of Seller's Contracts other than the Assigned
Contracts;

                  (c) all of Seller's trademarks, trade names, service marks and domain names other than the Trademarks;

                  (d) Seller's assets relating to its "Practice Solutions Business," including those set forth on Schedule 2.2(d);

                  (e) all corporate records (including minute books and stock ledgers), Tax returns and financial records;

                  (f) all insurance policies, including all rights to proceeds thereof and including group insurance policies relating to Transferred Employees and associated administration Contracts;

                  (g) any workers' compensation reserves with any insurance companies;

                  (h) any refunds, credits, prepayments or over payments with respect to Taxes paid or accrued by Seller;

                  (i) all intercompany claims and receivables due from or to any Affiliate of Seller, and all intercompany Contracts between Seller and any of its Affiliates;

                  (j)      employee personnel records;

                  (k)      all Seller Plans; and

                  (l) all of Seller's assets that are neither necessary for the operation of, nor primarily used or held for use in, the Software Business.

         2.3      FURTHER CONVEYANCES AND ASSUMPTIONS; CONSENT OF THIRD PARTIES.

                  (a) From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to vest fully in Purchaser (or Purchaser
Sub) and its successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser (or Purchaser Sub) under this Agreement and the Collateral Agreements, and to assure fully to Seller and its Affiliates and their successors and assigns the assumption of the Assumed Liabilities, and to otherwise make effective the transactions contemplated hereby and thereby.

                  (b) Nothing in this Agreement or any Collateral Agreement nor the consummation of the transactions contemplated hereby and thereby shall be construed as an attempt or agreement to assign any Transferred Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Authority or is cancelable by a third party or Governmental Authority in the event of an assignment ("Nonassignable Assets") unless and until such consent shall have been obtained. Seller shall, and shall cause each of its Affiliates to, use

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its commercially reasonable efforts to cooperate with Purchaser at its request in endeavoring to obtain such consents promptly; provided, however, no such consent shall require any payment by Purchaser or Purchaser Sub or cause any material change to such Nonassignable Asset without the prior written consent of Purchaser. Notwithstanding the foregoing, Purchaser agrees to reimburse Seller for one-half of any payment required to obtain consent under the Internal Use Object Code License Agreement, dated as of March 16, 2001 by and between RSA Security Inc. and MyDoc; provided, however, that in no event shall Purchaser pay more than $12,500 to Seller to obtain such consent. Purchaser shall use its commercially reasonable efforts to assist and cooperate with Seller in fulfilling the foregoing obligations, including making available to Seller any Transferred Employees to the extent reasonably necessary therefor. To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall, be held, as of and from the Closing Date, by Seller or the applicable Affiliate of Seller in trust for Purchaser (or Purchaser Sub) and the covenants and obligations thereunder shall be performed by Purchaser (or Purchaser Sub) in Seller's or such Affiliate's name and all benefits and obligations existing thereunder shall be for Purchaser's (or Purchaser Sub's) account. Seller shall take or cause to be taken at Purchaser's expense such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser (or Purchaser Sub) with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets to the extent such money or consideration constitute a Transferred Asset, and Seller or the applicable Affiliate of Seller shall promptly pay over to Purchaser (or Purchaser Sub) all money or other consideration received by it in respect of all Nonassignable Assets. As of and from the Closing Date, Seller on behalf of itself and its Affiliates authorizes Purchaser (or Purchaser Sub), to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser's expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Nonassignable Assets and appoints Purchaser (or Purchaser Sub) its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of Seller and on such Affiliate's behalf with respect thereto.

                  (c) Notwithstanding anything contained in this Section 2.3, Purchaser acknowledges, for itself and Purchaser Sub, that Seller shall only be required to obtain the Required Consents on or prior to the Closing Date and that neither Seller nor any of its Affiliates shall have any liability whatsoever (including under Article 9 hereof) to Purchaser or Purchaser Sub arising out of or relating to the failure to obtain any consent that may be required other than the Required Consents (the "Non-Required Consents"); provided, however, that Seller shall be required to comply with its obligations under Section 2.3(b) to hold such Nonassignable Assets in trust for Purchaser with respect to any such Non-Required Consents. Purchaser further acknowledges, for itself and Purchaser Sub, that no representation, warranty, covenant or agreement of Seller contained herein shall be breached or deemed breached as a result of any such failure to obtain any Non-Required Consents.

                                    ARTICLE 3

                            ASSUMPTION OF LIABILITIES

         3.1 ASSUMED LIABILITIES. On the terms and subject to the conditions hereof, at the Closing, Purchaser shall (or, if Purchaser Sub purchases the Transferred Assets pursuant to Section 2.1, shall cause Purchaser Sub to), assume and thereafter, in due course, fully satisfy the

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following Liabilities of Seller, and its Affiliates relating to the Transferred
Assets (the "Assumed Liabilities"):

                  (a) all obligations under each of the Assigned Contracts that arise out of or relate to the period from and after the Closing Date, including without limitation, the completion of work, product warranties and obligations to repair and/or replace any Software or Software Products thereunder;

                  (b) all obligations that arise out of or relate to periods from and after the Closing Date relating to deferred revenue from the Assigned Contracts in the amounts and pursuant to the Assigned Contracts, as listed on Schedule 3.1(b);

                  (c) all Employment Costs and Liabilities relating to the Transferred Employees that arise out of or relate to the period from and after the Closing Date;

                  (d) with regard to invoices received by Purchaser in respect of expenditures that relate to a period both prior to and after the Closing Date (the "Straddle Period Expenses"), Purchaser shall aggregate the pro-rated amount of such expenditures that relate to the period prior to the Closing Date ("Seller's Pro-rated Portion"), and if such amount equals or exceeds $7,000, then Seller shall, upon receiving copies of the invoices relating to such expenditures, promptly reimburse Purchaser for Seller's Pro-rated Portion for all such Straddle Period Expenses. In the event that the Seller's Pro-rated Portion is less than $7,000, Seller shall have no obligation to reimburse Purchaser for such expenses. Invoices that are received by Purchaser for expenditures that relate solely to the period after the Closing Date shall be Purchaser's sole obligation and Purchaser shall be solely responsible for the pro-rated amount of Straddle Period Expenses that relate to the period after the Closing Date. Invoices that are received by Purchaser for expenditures that relate solely to the period prior to the Closing Date shall be Seller's sole obligation; and

                  (e) all Liabilities relating to amounts required to be paid by Purchaser hereunder.

         3.2 RETAINED LIABILITIES. Except as provided under Section 3.1, neither Purchaser nor Purchaser Sub assumes or agrees to pay, satisfy, discharge or perform, and will not be deemed by virtue of the execution and delivery of this Agreement or any Collateral Agreement or as a result of the consummation of the transactions contemplated herein and therein, to have assumed, or to have agreed to pay, satisfy, discharge or perform, any Liability of Seller (or any predecessor owner of all or part of its business and assets), or any of its Affiliates of whatever nature, known or unknown, contingent or otherwise, whether presently in existence or arising hereafter, all such Liabilities not being assumed being herein referred to as the "Retained Liabilities". The Retained Liabilities shall be retained by and remain liabilities of Seller and the Retained Liabilities for the purposes of this Agreement shall include the following:

                  (a) (i) expenditures that relate solely to the period prior to the Closing Date included on invoices received by Seller or Purchaser, and (ii) if, applicable, the Seller's Pro-rated Portion of any Straddle Period Expenses as provided in Section 3.1(d) above;

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                  (b)      all Liabilities in respect of the Transferred Assets
or Software Business, including any Software Products sold and any services performed by Seller or its Affiliates, that arise out of or relate to the period before the Closing Date;

                  (c) any Indebtedness of Seller or any of its Affiliates (whether or not relating to the Software Business);

                  (d) any Liability between Seller and any Affiliate of Seller;

                  (e) except to the extent expressly provided in Section 8.6(c) or Section 8.6(d), any Employment Costs and Liabilities that arise out of or relate to the period prior to the Closing Date, including any Liabilities incurred as a result of the execution and performance of this Agreement by Seller;

                  (f) any Liability for any Taxes of Seller or any of its Affiliates, whether or not related to the Software Business, the Transferred Assets, or the sale of the Transferred Assets to Purchaser, and arising before or on the Closing Date;

                  (g) all Liabilities arising out of, under or in connection with any Excluded Contracts and, with respect to Assigned Contracts, Liabilities in respect of a breach by or default of Seller or its Affiliates accruing under the Assigned Contracts with respect to any period before the Closing Date;

                  (h) all Liabilities in respect of any pending or threatened Claims arising out of, relating to or otherwise in respect of (i) the Transferred Assets or the Software Business to the extent such Claim relates to any periods occurring on or prior to the Closing Date and (ii) any Excluded Assets;

                  (i)      any Liability with respect to the Excluded Assets;
and

                  (j) all Liabilities relating to amounts required to be paid by Seller hereunder.

                                   ARTICLE 4

                                 PURCHASE PRICE

         4.1 PURCHASE PRICE. In consideration of the conveyance to Purchaser (or Purchaser Sub) of the Transferred Assets and the other rights granted to Purchaser (or Purchaser Sub) pursuant hereto and subject to the conditions and in accordance with terms hereof, Purchaser shall at Closing: (i) issue to MyDoc, or its written designee, 583,411 shares (the "Shares") of Purchaser's common stock, par value $0.01 per share ("Purchaser Stock"); (ii) issue to MyDoc, or its written designee, a warrant (the "Warrant") to acquire Purchaser Stock covering a number of shares of Purchaser Stock equal to 25% of the number of Shares delivered at Closing and with an exercise price of $13.01 per share and with a three year term, and (iii) assume (or cause Purchaser Sub to assume) the Assumed Liabilities (together with the Shares and the Warrant, the "Total Consideration"). APHI directs Purchaser to deliver the Shares and the Warrant to MyDoc, or its written designee, and acknowledges the receipt by MyDoc or such designee of the consideration that may otherwise be allocable to APHI in respect of any Transferred Assets owned by APHI.

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         4.2      SPECIAL ARRANGEMENTS RELATING TO THE SHARES. The Shares shall be of the same class as currently publicly listed on NASDAQ under the symbol "ZIXI." The Shares, at the time of issuance, will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and are being issued to Seller in reliance upon an exemption from registration. The Shares will have the registration rights set forth in the Registration Rights Agreement entered into and delivered at the Closing, in the form of Exhibit A attached hereto (the "Registration Rights Agreement"). The effective date of the SEC registration statement covering the Shares pursuant to the Registration Rights Agreement is referred to herein as the "Registration Statement Effective Date".

                                   ARTICLE 5

                                    CLOSING

         5.1 CLOSING. The consummation of the transactions contemplated hereby (the "Closing") shall take place by mail or fax, or at such place as the parties may designate, on the date hereof. The date on which the Closing is effected is referred to in this Agreement as the "Closing Date". The Closing shall be deemed effective as of 12:01 A.M., New York time, on the Closing Date for all purposes, including Tax purposes.

         5.2      DELIVERIES AT CLOSING. At the Closing:

                  (a) Seller hereby delivers, or has caused to be delivered, to Purchaser the items described below:

                           (i) a Bill of Sale and Assignment and Assumption Agreement, in the form attached hereto as Exhibit B (the "Assignment and Assumption Agreement"), executed by Seller;

                           (ii) the Registration Rights Agreement, executed by Seller;

                           (iii) consents to assignment relating to those Contracts set forth on Schedule 5.2(a)(iii), each in form and substance reasonably acceptable to Purchaser (the "Required Consents");

                           (iv) all electronic representations of source code, object code and associated Documentation that relate to the Software Products;

                           (v) the Texas Sales and Use Tax Exemption Certificate; and

                           (vi)     all other documents, certificates,
                  instruments or writings reasonably requested by Purchaser in connection herewith.

                  (b) Purchaser hereby delivers, or has caused Purchaser Sub to deliver, to Seller the items described below:

                           (i) the Assignment and Assumption Agreement, executed by Purchaser (and Purchaser Sub, if applicable);

                           (ii)     a certificate representing the Shares;

                           (iii) the Registration Rights Agreement, executed by Purchaser;

                           (iv) the Warrant in the form attached hereto as Exhibit C; and

                           (v)      all other documents, certificates,
                  instruments or writings reasonably requested by Seller in connection herewith.

         5.3 DELIVERY OF TRANSFERRED ASSETS. Title to the Transferred Assets shall pass to Purchaser (or Purchaser Sub) as of the CLOSING at the applicable places of business of Seller. Promptly following the Closing, Seller will place Purchaser (or Purchaser Sub) in full possession and control of the Transferred Assets. All other assets and information to be delivered to Purchaser (or Purchaser Sub) will be delivered by Seller to such locations and in such manner as the Purchaser and Seller may agree, at Purchaser's cost and risk of loss (other than Losses due to the negligence or willful misconduct of Seller).

                                   ARTICLE 6

                REPRESENTATIONS AND WARRANTIES OF SELLER AND API

                  Seller, and API for the purposes of Section 6.2 and Section
6.3 hereunder, hereby makes the following representations and warranties to Purchaser, each of which shall be unaffected by any investigation heretofore or hereafter made by Purchaser or any of its Affiliates, agents or representatives.

         6.1 ORGANIZATION AND GOOD STANDING. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease or otherwise hold its properties and assets (including the Transferred Assets) and to carry on its business (including the Software Business) as presently conducted.

         6.2 AUTHORIZATION AND EFFECT OF AGREEMENT. Each of API and Seller has all requisite corporate power and authority to execute and to deliver this Agreement and the Collateral Agreements to which it is a party (the "Seller Collateral Agreements") and to perform the transactions contemplated hereby and thereby. The execution and delivery by each of API and Seller of this Agreement and the Seller Collateral Agreements to which it is a party and the performance by API and Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of API and Seller. This Agreement and the Seller Collateral Agreements to which it is a party have been duly executed and delivered by each of API and Seller and each such agreement constitutes a valid and binding agreement of API and Seller, enforceable against API and Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar Laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity.

         6.3 NO CONFLICTS. Except as set forth on Schedule 6.3, the execution and delivery of this Agreement and the Seller Collateral Agreements to which it is a party by API and Seller do not, and the performance by API and Seller of the transactions contemplated by this Agreement and the Seller Collateral Agreements to which it is a party, including the transfer of the Transferred Assets and the assignment of the Assigned Contracts, does not, conflict with, or result in any violation of, or constitute a default under, or, as applicable, give rise to the creation of any Lien, other than a Permitted Lien, upon any of the Transferred Assets or to a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under,
(i) any provision of the Certificate of Incorporation or Bylaws or other applicable constituent documents of API or Seller, (ii) any of the terms, conditions or provisions of any Assigned Contract or (iii) any Law or Order applicable to or binding on API, Seller or the Transferred Assets except in the case of clauses (ii) and (iii) above, for such contravention, conflict, or violation which would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 6.3, no Consent is required to be obtained, made or given (whether pursuant to applicable Law, Contract or otherwise) in connection with the execution and delivery of this Agreement or the Seller Collateral Agreements to which it is a party by API and Seller or the performance by API and Seller of the transactions contemplated hereby or thereby, except where the failure to obtain such Consents would not, individually or in the aggregate, have a Material Adverse Effect if not received by the Closing Date.

         6.4 SUFFICIENCY OF THE ASSETS; TITLE TO TRANSFERRED ASSETS; NO THIRD PARTY OPTIONS.

                  (a) Except as set forth on Schedule 6.4(a), the Transferred Assets constitute all of the rights, properties and assets primarily used in or necessary for Purchaser to operate the Software Business from and after the Closing Date as currently conducted by Seller. All of the tangible Transferred Assets referred to in Section 2.1(a) are in good operating condition and repair, subject to ordinary wear and maintenance, and are usable in the regular and ordinary course of the Software Business.

                  (b) Except as set forth on Schedule 6.4(b), Seller has sole, good and valid title to the Transferred Assets, and, at the Closing, Seller will convey to Purchaser (or Purchaser Sub), sole, good and valid title to the Transferred Assets, free and clear of all Liens, except Permitted Liens. Except as set forth on Schedule 6.4(b), as of immediately prior to the Closing, no third party has any exclusive right to use or an exclusive license to any of the Transferred Assets or any portion thereof.

                  (c) There are no existing Contracts, including any options, to which Seller or any of its Affiliates is a party granting to any Person the right to acquire any of the Transferred Assets or any interest therein.

         6.5 FINANCIAL DATA. Set forth on Schedule 6.5 is the unaudited balance sheet of MyDoc as of December 31, 2003 and the related unaudited statement of income for the twelve (12) months ended December 31, 2003 (collectively, the "Financial Statements"), each as prepared in accordance with past practice and with the books and records of MyDoc. The Financial Statements are true and correct in all material respects and present fairly the financial condition and sales of MyDoc as of the dates and during the periods indicated; provided, however, that Purchaser acknowledges that the Financial Statements were not prepared on a stand alone basis.

         6.6      LITIGATION. Except as set forth on Schedule 6.6:

                  (a) there are no Claims pending or, to the Knowledge of Seller, threatened that question the validity of this Agreement or any Collateral Agreement or any action taken or to be taken by Seller in connection with this Agreement or any Collateral Agreement;

                  (b) there are no Claims relating to the conduct of the Software Business or otherwise affecting any Transferred Asset pending, or, to the Knowledge of Seller, threatened against Seller; and

                  (c) there are no Orders binding on Seller that relate to the Software Business or otherwise affect any Transferred Asset.

         6.7 SOFTWARE PRODUCTS. Schedule 6.7 sets forth a complete list of the Software Products by release name and a description thereof.

         6.8      ASSIGNED CONTRACTS.

                  (a) Each Assigned Contract is in full force and effect and is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity. Except as set forth on
Schedule 6.8(a), Seller is not, and to the Knowledge of Seller, no other party thereto is, in default in the performance, observance or fulfillment of any material obligation under any Assigned Contract. Except as set forth on Schedule 6.8(a), no event has occurred which, with or without the giving of notice or lapse of time, or both, would constitute a default under any Assigned Contract. Seller has provided Purchaser with true, complete and correct copies of each Assigned Contract, and any amendment or modification thereto, or a written description of any Assigned Contract that is not in writing.

                  (b) Except as set forth on Schedule 6.8(b), there are no licenses currently in effect, whether written or oral, with respect to any Software Products or the Intellectual Property in the Software Products, other than any Software licenses to Seller's resellers, distributors, channel partners or customers entered into in the ordinary course of business. Except as set forth on Schedule 6.8(b), none of such licenses authorize any licensee to have access to source code with respect to the Software Products. Except as set forth on Schedule 6.8(b), no third party has any right to receive any royalty or other payment related to any licenses currently in effect with respect to any Software Products or the Intellectual Property in the Software Products.

         6.9 COMPLIANCE WITH LAWS. Except as set forth on Schedule 6.9, Seller has conducted and is conducting the Software Business in compliance with all applicable Laws in all material respects.

         6.10     PERSONNEL; LABOR MATTERS.

                  (a) Schedule 6.10(a) sets forth a complete and correct list, as of the Closing Date, of all Seller employees engaged in the Software Business, including position or title. The following Confidential Information for each such employee has been provided by Seller to Purchaser under separate cover prior to the date hereof, which information is true and complete: (i) salary, hourly wage rate, bonus or retention rate, (ii) employment status (i.e., active, short term disability, long term disability or on leave of absence) and
(iii) any severance, change of
control, bonus or employment agreements other than normal sales commission plans in the ordinary course of business.

                  (b) No Transferred Employees (as defined in Section 8.6 herein) are represented by any labor organization, and there are no labor or collective bargaining agreements that pertain to the Transferred Employees. No labor organization or group of Seller employees has made a pending demand for recognition or certification affecting the Transferred Employees, and, within the preceding three (3) years, there has been no representation, certification or other related proceeding or petition seeking a representation proceeding or other related proceeding, pending or, to the Knowledge of Seller, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Within the preceding three years, there have been no organizing activities involving Seller pending or, to the Knowledge of Seller, threatened by any labor organization or group of employees affecting the Transferred Employees.

                  (c) There are no strikes, work stoppages, slowdowns, lockouts, arbitrations, grievances, unfair labor practice charges or complaints pending or, to the Knowledge of Seller, threatened involving any Transferred Employees and, to the Knowledge of Seller, there are no facts or circumstances which could form the basis for any of the foregoing. None of the Transferred Employees have resigned from Seller or have given notice to Seller of their intention to resign from Seller or otherwise voluntarily terminate their employment with Seller.

                  (d) There are no Claims against Seller pending or, to the Knowledge of Seller, threatened to be brought or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment of any of the Transferred Employees, including ERISA, the Civil Rights Laws, Americans with Disabilities Act, Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), Pregnancy Discrimination Act, Equal Pay Act, Fair Labor Standards Act, Worker Adjustment and Retraining Notification Act, and Family and Medical Leave Act, and, to the Knowledge of Seller, there are no facts or circumstances which could form the basis for any of the foregoing.

         6.11     INTELLECTUAL PROPERTY.

                  (a) As used herein, the term "Scheduled Intellectual Property" means, whether solely or jointly owned, Seller's domestic and foreign patents (including design registrations and other government grants of rights to inventions), patent applications, patent licenses from third parties, software licenses from third parties (other than routine, non-negotiated, shrink wrap or similar licenses of the type commonly available at reasonable cost to any Person in general and which are not a part of the Software Products), know-how licenses from third parties, trade names, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, copyrights, copyright registrations and applications and data sheets with copyright marks, in the Software Products. Schedule 6.11(a) sets forth all of the Scheduled Intellectual Property necessary to operate, or primarily used or held for use in, the Software Business by Seller. Except as otherwise indicated on Schedule 6.11(a), Seller is the sole and exclusive owner of all Scheduled Intellectual Property and Seller has not granted any license or other rights to such Scheduled Intellectual Property, other than licenses to Software Products to Seller's resellers, distributors, channel partners or customers entered into in the ordinary course of business.

                  (b) Except as set forth on Schedule 6.11(b), each current and former officer, employee, consultant and independent contractor of Seller who has originated, invented or developed any of the Software Products either
(i) has executed a valid written assignment sufficient to vest in Seller sole ownership of the Intellectual Property in the Software Products originated, invented or developed by such officer, employee, consultant or contractor and, to the extent applicable to such officer, employee, consultant or contractor, any of Seller's Intellectual Property contained in any of the Transferred Assets or (ii) has executed an agreement which includes an express and transferable assignment to Seller of all rights to the Intellectual Property in the Software Products originated, invented or developed by such officer, employee, consultant or contractor during the course of such Person's relationship with Seller. No such officer, employee, consultant or contractor has notified Seller, or otherwise made any Claim, that such Person is, or believes himself or herself to be, the owner of any of the Intellectual Property in the Software Products.

                  (c) Except as set forth on Schedule 6.11(c), Seller has taken commercially reasonable actions to protect and preserve the confidentiality of all Intellectual Property in, or primarily related to, the Software Products, to the extent such Intellectual Property constitutes Confidential Information not otherwise protected by patents, patent applications or copyrights (the "Software Business Confidential Information").

                  (d) Except as set forth on Schedule 6.11(d), each current and former officer, employee, consultant and independent contractor of Seller who has worked in the Software Business has executed a confidentiality and non-disclosure agreement or is by Law or Contract obligated to protect and preserve the confidentiality of the Software Business Confidential Information.

                  (e) Except as set forth on Schedule 6.11(e), no Software Business Confidential Information has been disclosed or is authorized to be disclosed to any third party, other than pursuant to a confidentiality and non-disclosure agreement that protects Seller's proprietary interests in and to such Software Business Confidential Information or under circumstances in which the third party is under a legal duty not to disclose such Software Business Confidential Information to others.

                  (f) Except as set forth on Schedule 6.11(f), no source code to the Software Products has been disclosed or transferred to any Person, including any escrow agent, and, except as set forth on Schedule 6.11(f), the execution and delivery of this Agreement or any Seller Collateral Agreement by Seller will not result in any such transfer, to a Person other than Purchaser (or Purchaser Sub), either directly or indirectly, pursuant to the terms of an escrow arrangement or otherwise.

                  (g) Seller has received no notice that the manufacturing, marketing, licensing, use or sale of the Software Products interferes with, infringes, misappropriates or otherwise comes into conflict with any Intellectual Property right of any third party. Except as set forth in Schedule 6.11(g), no third party has, to the Knowledge of Seller, interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Seller in the Software Products.

                  (h) Except as set forth on Schedule 6.11(h), Seller is not, nor as a result of the execution and delivery of this Agreement or any Collateral Agreement or the performance by Seller of its obligations herein or therein or as a result of the transactions contemplated hereby or thereby will Seller be, in breach of any license, sublicense or other agreement primarily relating to the Intellectual Property in the Software Products.

                  (i) Except as set forth on Schedule 6.11(i), Seller does not use in the Software Products pursuant to license, sublicense, agreement or permission, any Intellectual Property owned by a third party.

         6.12     SOFTWARE.

                  (a) Except as set forth on Schedule 6.12(a), the current versions of all Software Products perform substantially in accordance with the version-specific user Documentation.

                  (b) To the Knowledge of Seller, no Seller employee is, or is now expected to be, in default under any employment contract with Seller or any other restrictive covenant for the benefit of Seller relating to the Software Products.

                  (c) Except as set forth on Schedule 6.12(c), Seller has no obligation to compensate any Person for the development, use, license, sale, marketing or exploitation of the Software Products.

                  (d) After giving effect to the transactions contemplated by this Agreement, neither Seller nor any of its Affiliates will retain or have in its possession any copies of the source code to the Software Products.

         6.13 MAJOR CUSTOMERS. Schedule 6.13 sets forth the names of the ten largest customers of Seller relating to the Software Products for the year 2002 and for the nine month period ended September 30, 2003, other than resellers, distributors or channel partners (based on the aggregate value of the Software Products purchased from Seller by such customers during such period) and the amount of revenue attributed to each such customer during such period.

         6.14 CONDUCT OF THE BUSINESS IN THE ORDINARY COURSE; ABSENCE OF CERTAIN CHANGES, EVENTS AND CONDITIONS. Since September 30, 2003, except as set forth in Schedule 6.14, Seller has conducted the Software Business in the ordinary course and consistent with past practice. Without limiting the foregoing, except as set forth in Schedule 6.14, since September 30, 2003, there has not been:

                  (a) any event, occurrence, development or state of circumstances or facts which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect;

                  (b) any sale, transfer, lease, sublease, license or other disposition of any properties or assets, real, personal or mixed (including leasehold interests and intangible assets) of the Software Business having an individual value exceeding $25,000 or an aggregate value exceeding $50,000;

                  (c) any damage, destruction or other casualty loss (whether or not covered by insurance) to any Transferred Asset having a replacement cost of more than $35,000 for any single loss or $50,000 in the aggregate for all such losses;

                  (d) any material amendment, termination or relinquishment of any Assigned Contract, other than in the ordinary course of business;

                  (e) any creation or other incurrence of any Lien on any material Transferred Asset, other than Permitted Liens; or

                  (f) any agreement, whether in writing or otherwise, to take any of the actions specified in this Section 6.14.

         6.15 LICENSES AND PERMITS. Schedule 6.15 sets forth all Permits necessary to (i) carry on the Software Business as presently conducted, (ii) own or hold under lease the Transferred Assets and (iii) perform all of the obligations under the Assigned Contracts, in each case held by Seller or any of its Affiliates.

         6.16     INVESTMENT REPRESENTATIONS.

                  (a) Seller is acquiring the Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act.

                  (b) Seller is an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act.

                  (c) Seller understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of federal and state securities Laws and that Purchaser is relying in part upon the truth and accuracy of, and Seller's compliance with, the representations, warranties, agreements, acknowledgments and understandings of Seller set forth herein in order to determine the availability of such exemptions and the eligibility of Seller to acquire the Shares.

                  (d) From the date hereof until the effective date of the Registration Statement, Seller will not enter into any hedging transactions or short sales of Purchaser Stock.

                  (e) Seller and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of Purchaser and materials relating to the offer and issuance of the Shares that have been requested by Seller. Seller and its advisors, if any, have been afforded the opportunity to ask questions of Purchaser. Seller understands that any investment in the Shares involves a high degree of risk. Seller understands that all forward-looking information provided to Seller either verbally or in written materials may differ materially from actual results, including: any projections of future business, market share, earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing.

Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares.

                  (f) Seller understands that no United States federal or state agency or any other Governmental Authority has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares, nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

                  (g) Seller understands that except as provided in the Registration Rights Agreement (i) the Shares have not been and are not being registered under the Securities Act or any state securities Laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered under the Securities Act or (B) Seller shall have delivered to Purchaser an opinion of counsel, in a generally acceptable form, to the effect that such Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration and (ii) neither Purchaser nor any other Person is under any obligation to register the Shares under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder. Notwithstanding the foregoing, Seller understands that the Shares will be subject to certain transfer restrictions as set forth in the Registration Rights Agreement.

                  (h) Seller understands that until such time as the sale of the Shares has been registered under the Securities Act, the stock certificates representing the Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED OR TRANSFERRED IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (II) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

The legend set forth above shall be removed and Purchaser shall issue a certificate without such legend to the holder of the Shares upon which it is stamped, if, unless otherwise required by state securities Laws, (i) such Shares are registered for resale under the Securities Act or (ii) in connection with a sale transaction, such holder provides Purchaser with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Shares may be made without registration under the Securities Act.

         6.17 NO BROKERS. Neither Seller nor any of its Affiliates has engaged any Person to whom brokerage commissions, finder's fees, financial advisory fees or similar payments are or will become due in connection with this Agreement or the transactions contemplated hereby.

         6.18 DISCLAIMER. Except as set forth herein, neither Seller nor API makes any representation or warranty of any kind with respect to the Transferred Assets or the Software Business, provided, however, that the foregoing shall not constitute a waiver of any right to bring a claim for fraud.

                                   ARTICLE 7

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser hereby makes the following representations and warranties to Seller, each of which shall be unaffected by any investigation heretofore or hereafter made by Seller or any of its Affiliates, agents or representatives.

         7.1 CORPORATE ORGANIZATION. Each of Purchaser and Purchaser Sub is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation and has all requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

         7.2 AUTHORIZATION AND EFFECT OF AGREEMENT. Each of Purchaser and Purchaser Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Collateral Agreements to which it is a party (the "Purchaser Collateral Agreements") and to perform the transactions contemplated hereby and thereby. The execution and delivery by Purchaser and Purchaser Sub of this Agreement and the Purchaser Collateral Agreements and the performance by Purchaser and Purchaser Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser and Purchaser Sub. This Agreement and the Purchaser Collateral Agreements have been duly executed and delivered by Purchaser and Purchaser Sub and each such agreement constitutes a valid and binding agreement of Purchaser and Purchaser Sub, enforceable against Purchaser and Purchaser Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity.

         7.3 NO CONFLICTS. The execution and delivery of this Agreement and the Purchaser Collateral Agreements by Purchaser and Purchaser Sub do not, and the performance by Purchaser and Purchaser Sub of the transactions contemplated by this Agreement and the Purchaser Collateral Agreements does not, conflict with, or result in any violation of, or constitute a default under, or, as applicable, give rise to the creation of any Lien upon any of their respective assets and properties or to a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under, (i) any provision of the Articles or Certificate of Incorporation or Bylaws or other applicable constituent documents of Purchaser or Purchaser Sub, (ii) any of the terms, conditions or provisions or any material Contract to which Purchaser or Purchaser Sub is a party, or (iii) any Law or Order applicable to or binding on Purchaser or Purchaser Sub. No Consent is required to be obtained, made or given (whether pursuant to applicable Law, Contract or otherwise) in connection with the execution and delivery of this Agreement or any Purchaser Collateral Agreement by Purchaser or Purchaser Sub or the performance by Purchaser or Purchaser Sub of the transactions contemplated hereby or thereby, other than any applicable securities Laws filings.

         7.4 LITIGATION. There are no Claims pending or, to Purchaser's knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by Purchaser or Purchaser Sub in connection with this Agreement or any Purchaser Collateral Agreement.

         7.5 PURCHASER STOCK. The Shares of Purchaser Stock to be issued to Seller or its designee under this Agreement and to be issued upon exercise of the Warrant are the same class and series as those shares of Purchaser publicly traded and listed on NASDAQ under the symbol "ZIXI," and Purchaser has, and will continue to maintain as applicable, sufficient authorized and unissued shares of Purchaser Stock to lawfully issue the Shares to Seller or its designee in accordance with this Agreement and in accordance with the terms of the Warrant upon exercise thereof. The Shares, when issued (including those Shares to be issued upon exercise of the Warrant), will be duly authorized, validly issued, fully paid and non-assessable and will be issued free and clear of any Liens and will not be subject to any restriction on transfer (other than those imposed by applicable securities Laws, this Agreement or the Registration Rights Agreement), options to purchase, or preemptive or other repurchase rights under any of Purchaser's organizational documents or Contracts.

         7.6 CAPITALIZATION. All issued and outstanding shares of Purchaser's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities Laws. Except as set forth in Schedule 7.6, there are no options, warrants, conversion privileges, or preemptive or other rights or Contracts presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the capital stock or other securities of Purchaser or rights in the nature of stock appreciation rights or phantom equity rights. Except as set forth in Schedule 7.6, Purchaser holds no shares of its capital stock in its treasury.

         7.7 ELIGIBILITY TO USE FORM S-3. Purchaser satisfies the requirements for use of Form S-3 for registration of the resale of Purchaser Stock (as defined in the Registration Rights Agreement). Purchaser is not required to file and, if it were to file a registration statement on Form S-3 on the date hereof, would not be required to file any agreement, note, lease, mortgage, deed or other instrument entered into prior to the date hereof and to which Purchaser is a party or by which Purchaser is bound which has not been previously filed as an exhibit to its reports filed with the SEC. To the knowledge of Purchaser, except as set forth in Schedule 7.7 hereto or the transactions contemplated by this Agreement, no event, liability, development or circumstance has occurred or exists, or is currently contemplated to occur, with respect to Purchaser or its business, properties, operations, prospects or financial condition, that would be required to be disclosed by Purchaser under applicable securities laws or the rules and policies of Nasdaq and Purchaser's listing agreement with Nasdaq, and which has not been publicly disclosed.

         7.8 SEC DOCUMENT; FINANCIAL STATEMENTS. Purchaser has made available to the Seller prior to the date hereof a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and a copy of its Quarterly Report filed on Form 10-Q for the period ended September 30, 2003, each as filed by Purchaser with the SEC (the "SEC Documents"). The SEC Documents, as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the SEC Documents as of the date filed and as they may have been subsequently amended, complied when filed, in all material respects with the requirements of the Securities Act, or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC applicable to such SEC Documents. The financial statements included in the SEC Documents have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present, in all material respects, the consolidated financial position of Purchaser and its subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments).

         7.9 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the SEC Documents, since September 30, 2003, there has been no event, circumstance, change or development which, individually or in the aggregate, has had or could have a material adverse effect on Purchaser's business, results of operation, condition (financial or otherwise), taken as a whole.

         7.10 COMPLIANCE WITH SECURITIES LAWS. Subject to the accuracy of the representations made by Seller in Section 6.16, the Shares (assuming no change in applicable Law and no unlawful distribution of Shares by Seller) will be issued to Seller in compliance with applicable exemptions from the registration and prospectus delivery requirements of the Securities Act and the registration and qualification requirements of all applicable state securities Laws.

         7.11 NO BROKERS. Neither Purchaser nor any of its Affiliates has engaged any Person to whom brokerage commissions, finder's fees, financial advisory fees or similar payments are or will become due in connection with this Agreement or the transactions contemplated hereby.

         7.12 DISCLAIMER. Except as set forth herein, neither Purchaser nor Purchaser Sub makes any representation or warranty of any kind with respect to the Shares or its business or financial condition, provided, however, that the foregoing shall not constitute a waiver of any right to bring a claim for fraud

                                   ARTICLE 8

                             POST-CLOSING COVENANTS

         8.1      COVENANT NOT TO COMPETE; NON SOLICITATION.

                  (a) API and Seller agree that prior to the second anniversary of the Closing Date, other than Seller's ownership interest in Purchaser, each of API and Seller shall not, and shall cause their respective Affiliates not to, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship, partnership or joint venture form or otherwise, engaged in the marketing or sale of Software or solutions for physician-patient communications and physician ordering and receipt of diagnostic tests solutions having substantially the same performance characteristics and functionality as the Software Products (a "Competitor Product"); provided, however, that nothing herein shall preclude (i) API or any of its Affiliates from owning an equity interest of five percent or less of any publicly traded company listed on a national stock exchange or on the Nasdaq National Market System or (ii) any Affiliate of API currently engaged in the venture capital business from making minority equity investments in companies in the ordinary course of its business (which as of the date of this Agreement, neither API nor any such Affiliate currently has such an investment or a contractual right or obligation to make such an investment). Notwithstanding anything to the contrary contained herein, this Section 8.1(a) shall not apply to any Competitor Product in development, produced, sold, manufactured, marketed or distributed by (i) any Person acquires API or any of its Affiliates or (ii) any Significant Pharmaceutical Enterprise which is acquired by, consolidated with or is otherwise merged into API or any of its Affiliates, in either case whether through a stock or asset purchase, merger, consolidation or other transaction, whether in a single transaction or series of transactions. For purposes hereof, "Significant Pharmaceutical Enterprise" means (a) a company that, together with its Affiliates, is among the top twenty (20) prescription pharmaceutical products companies based on annual worldwide revenues from sales of branded pharmaceutical products in the calendar year immediately preceding the year in which the transaction necessitating the determination is consummated and (b) Sanofi-Synthelabo.

                  (b) Until the second anniversary of the Closing Date, API and Seller will not, and shall cause their respective Affiliates not to, directly or indirectly, solicit, offer employment to or hire any Transferred Employee; provided, however, that API and Seller may employ any former Transferred Employee who is no longer employed by Purchaser or Purchaser Sub, as applicable, so long as neither API nor Seller or any of their respective Affiliates has induced or attempted to induce such Transferred Employee to leave the employ of Purchaser or Purchaser Sub, as applicable, at any time prior to resignation, and provided, further that nothing in this Section 8.1(b) shall prohibit API or Seller from engaging in general solicitations of employment to the public, general advertising or the use of an independent employment agency or search firm whose efforts are not specifically directed at such persons.

         8.2 CONFIDENTIALITY. Except as required by any Contract to which Seller is bound involving a license of the Software Products to a third party, each party agrees that from and after the Closing, it will not, and shall cause its respective Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than its authorized officers, directors and employees, or use or otherwise exploit for its own benefit or for the benefit of anyone other than the other party, any Non-Public Information (as defined below) of the other party. Neither party shall have any obligation to keep confidential any Non-Public Information if and to the extent disclosure thereof is specifically required by Law or in the enforcement of its rights hereunder; provided, however, that in the event disclosure is required by applicable Law, the disclosing party shall, to the extent reasonably possible, provide the other party with prompt notice of such requirement prior to making any disclosure so that the other party may seek an appropriate protective order. For purposes of this Section 8.2, "Non-Public Information" shall mean any Confidential Information that, with respect to Seller, relates to Seller's or its Affiliates' businesses other than the Software Business, and, with respect to Purchaser, relates to Purchaser's or Purchaser Sub's business (including the Software Business). The term Non-Public Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement, (ii) becomes generally available to the public other than as a result of a disclosure by a party not otherwise permissible hereunder or (iii) a party learns from other sources and such sources have not violated their confidentiality obligation to the other party.

         8.3 SPECIFIC PERFORMANCE; REFORMATION. The parties hereto specifically acknowledge and agree that any remedy at Law for any breach of
Section 8.1 or Section 8.2 will be inadequate and that a party, in addition to any other relief available to it, shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever. In the event that the provisions of Section 8.1 or
Section 8.2 should ever be deemed to exceed the limitations provided by applicable Law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

         8.4 FURTHER COOPERATION. Seller will cooperate with Purchaser, upon Purchaser's reasonable request and at Purchaser's expense, in any actions or proceedings necessary for the protection, enforcement or transfer of Purchaser's or Purchaser Sub's exclusive ownership rights in any of the Transferred Assets.

         8.5 MAINTENANCE OF BOOKS AND RECORDS. Each of Seller and Purchaser shall preserve until the fourth anniversary of the Closing Date all records possessed by such party relating primarily to the Transferred Assets or the operation of the Software Business prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such party shall provide the other party and its representatives with reasonable access, upon prior reasonable written request specifying the need therefor, during regular business hours, to
(i) the relevant officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent primarily relating to the Transferred Assets or the operation of the Software Business prior to the Closing Date, and the other party and its representatives shall have the right to make copies of such books and records at their sole expense; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and provided further that, to the extent such information constitutes Confidential Information of such party, the requesting party will not, and shall ensure that its representatives are bound not to, disclose such information except (i) as required by Law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party and its representatives. Notwithstanding the foregoing, no information shall be required to be disclosed to the extent such information may be subject to attorney-client privilege or applicable Law. Such records may nevertheless be destroyed by a party if such party sends the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day following delivery of such notice unless the other party objects to the destruction, in which case the party seeking to destroy the records shall either agree to retain such records or to deliver such records to the objecting party at the objecting party's sole expense.

         8.6      TRANSFERRED EMPLOYEES.

                  (a) Either Purchaser or Purchaser Sub will offer employment to each employee or consultant set forth in Schedule 8.6(a) on an "at will" basis on or prior to the date hereof, at the salary set forth on Schedule 8.6(a), and the individuals who accept such offer shall be referred to as the "Transferred Employees." Subject to applicable Laws, Purchaser or Purchaser Sub, as applicable, will retain whatever rights it has to terminate any or all Transferred

Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them).

                  (b) All Transferred Employees shall be permitted to participate in the plans, programs and arrangements of Purchaser and its Affiliates relating to compensation and employee benefits (each, a "Purchaser Plan") on the same terms as similarly situated employees of Purchaser and its Affiliates.

                  (c) In addition to Purchaser's (or Purchaser Sub's) obligations in connection with the Assumed Liabilities, Purchaser shall be responsible for any severance and benefits payable to any Transferred Employee as a result of the termination or constructive termination by Purchaser or Purchaser Sub of any Transferred Employee within six (6) months of the Closing Date, and Purchaser shall indemnify and hold harmless Seller for any and all costs and liabilities with respect to any claim for severance and benefits payable to any Transferred Employee pursuant to any Seller Plan or arrangement applicable to employees of the Software Business in effect as of the Closing Date.

                  (d) In the event Purchaser engages the services, directly or indirectly, of a person identified on Schedule 8.6(d) during the period of time represented by "Income Protection Pay" for which such person is eligible under the API Associate Separation Plan, Purchaser will pay to Seller the portion of the Income Protection Pay and the cost of any other benefits provided under that Plan for the remaining period of time represented by the Income Protection Pay.

         8.7 FURTHER COOPERATION. In the event that an asset of Seller that the parties did not intend to be transferred to Purchaser or Purchaser Sub was transferred to Purchaser or Purchaser Sub in error, Purchaser and Purchaser Sub agree to execute and deliver, or cause to be executed and delivered, all such documents and instruments and take such other actions as may be reasonably necessary to transfer all right, title and interest in such asset back to Seller. In the event that an asset or Contract of Seller should have been included as a part of the Transferred Assets transferred to Purchaser or Purchaser Sub, Seller agrees to execute and deliver, or cause to be executed and delivered, all such documents and instruments and take such other actions as may be reasonably necessary to transfer all right, title and interest in such asset or Contract to Purchaser or Purchaser Sub. In the event that a dispute arises between Seller and Purchaser with respect to whether a particular asset should or should not have been transferred to Purchaser or Purchaser Sub, the parties agree to use their commercially reasonable efforts to resolve such dispute in a timely and mutually acceptable manner.

         8.8 PUBLIC ANNOUNCEMENTS. Unless otherwise agreed by the parties, the initial press release concerning the transactions contemplated hereby shall be a press release approved by the parties to this Agreement; provided, however, that the parties hereto may make such public disclosure regarding this Agreement and the transactions contemplated hereby which each party in good faith determines is necessary to comply with applicable Law or, the requirements of the rules and regulations of the SEC, the Nasdaq National Market or Nasdaq Small Cap Market in which case the parties shall use their commercially reasonable efforts to consult with each other prior to issuing any such release or making any such public disclosure.

         8.9 PRIVACY POLICY. Purchaser acknowledges that each patient agreement which is an Assigned Contract contains certain privacy policy provisions. Purchaser agrees that it shall, and shall cause Purchaser Sub and each of its other Affiliates to comply with such privacy policy provisions as are in existence as of the Closing Date until such policies are changed in accordance with their terms and applicable Law.

         8.10 AUDITED FINANCIAL STATEMENTS. Within sixty (60) days of the Closing Date, Seller shall cause to be delivered to Purchaser the audited financial statements for the two year period ending December 31, 2003 consisting of audited balance sheets of MyDoc as of December 31, 2003 and December 31, 2002 and the related audited statements of income and cash flows for the twelve (12) months ended December 31, 2003 and December 31, 2002 (the "Audited Financials"). Such Audited Financials shall be in form and substance compliant with the requirements of Item 7(a) of Form 8-K, Regulation S-X of the SEC and the engagement letter executed by Seller's auditors and reviewed by Purchaser. Purchaser shall reimburse Seller for all of its reasonable and documented out-of-pocket costs related to the preparation and completion of such Audited Financials (the "Audit") in an amount not to exceed $125,000 (it being agreed and understood that Seller and Purchaser shall each share one-half of any amounts in excess of $125,000), promptly (but not later than five (5) business days) after receipt of written invoices related thereto from Seller. Purchaser agrees to reasonably cooperate with Seller in connection with the Audit, including executing any required documentation related thereto, provided, however, that Purchaser's obligations with respect to the Audit shall only relate to matters occurring after the Closing. If Seller fails to deliver the Audited Financials within such 60-day period, and such failure is not the result of Purchaser's failure to comply with its obligations in the preceding sentence, then, notwithstanding anything to the contrary contained in this Section 8.10, but subject to the remaining provisions of this Section 8.10, this Agreement or any Collateral Agreement, (i) Seller shall be solely responsible for all costs related to the Audited Financials, (ii) Purchaser's principal obligations under the Promissory Note dated as of January 30, 2004 between Purchaser and Aventis Inc. (the "Note") shall be reduced by $250,000 as provided in the Note and (iii) Purchaser shall be under no obligation to obtain effectiveness of the Registration Statement covering the Shares in accordance with the provisions of the Registration Rights Agreement until ten (10) days after the Audited Financials are delivered to Purchaser; provided, further, however, that if Seller delivers the Audited Financials within seventy (70) days of the Closing Date, and Purchaser otherwise meets its obligations under Form 8-K in a timely manner, then the provisions contained in this sentence (including the reduction of the Note and requirement of Seller to pay 100% of the cost of the Audited Financials) shall no longer apply.

         8.11 TRANSITION SERVICES. Seller agrees to, and to cause its Affiliate to, use its commercially reasonable efforts to cause Purchaser, or Purchaser Sub, to receive the benefit of any services currently used by Seller or its Affiliates in the conduct of the Software Business or with respect to the Transferred Assets set forth on Schedule 8.11 (the "Transition Services") for forty-five (45) days after Closing. Purchaser agrees to pay Seller, or its Affiliates, the cost basis for such Transition Services, promptly after receipt of written invoices related thereto from Seller.

         8.12 NAME CHANGE. Promptly after the Closing Date, MyDoc agrees to file a certificate of amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware to change its name from "MyDocOnline" to such other name which shall not contain the term "MyDoc" or any variation thereof.

         8.13 LICENSE. For a period of ninety (90) days after the Closing Date, Purchaser agrees to grant Seller a license to use the term "MyDoc" in connection with the Practice Solutions Business, which use shall be in a manner consistent with past practice.

                                   ARTICLE 9

                          SURVIVAL AND INDEMNIFICATION

         9.1      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  (a) (i) Except for the representations and warranties contained in Section 6.1, Section 6.2, Section 6.4(b), Section 6.4(c), Section 7.1, Section 7.2 and Section 7.5, which shall survive the Closing and remain in effect indefinitely, (ii) the representations and warranties of Seller contained in the first and third sentences of Section 6.8(b), which shall survive the Closing and remain in effect until the third anniversary of the Closing and
(iii) the representations and warranties of Seller contained in Section 6.11 and
Section 6.12, which shall survive the Closing and remain in effect until the second anniversary of the Closing, the representations and warranties of Seller, Purchaser and Purchaser Sub contained in this Agreement shall survive the Closing and remain in effect until the first anniversary of the Closing Date. Any Claim notice given to the Indemnifying Party within such period of survival as herein provided will be timely made for purposes hereof. No Claims for an Indemnifiable Loss may be asserted following the expiration of such applicable period.

                  (b) Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants in this Agreement will survive the Closing and remain in effect indefinitely or until fully satisfied.

         9.2      DEFINITIONS; LIMITATIONS ON LIABILITY.

                  (a) For purposes of this Agreement, (i) "Indemnity Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) "Indemnitee" means any Person entitled to indemnification under this Agreement, (iii) "Indemnifying Party" means any Person required to provide indemnification under this Agreement, (iv) "Indemnifiable Losses" means any and all Losses suffered or incurred by an Indemnitee and resulting or arising from any and all Claims brought against an Indemnitee and (v) "Third Party Claim" means any Claim made or brought by any Person other than a party to this Agreement (or an Affiliate thereof).

                  (b) Notwithstanding any other provision hereof or of any applicable Law, the maximum aggregate indemnification obligations of an Indemnifying Party arising from breaches of the representations or warranties in this Agreement asserted pursuant to Section 9.3(a)(i) or Section 9.3(b)(i), as applicable (other than those contained in Section 6.1, Section 6.2, Section 6.4(b), Section 6.4(c), Section 7.1, Section 7.2 and Section 7.5), shall be limited to (i) $2,500,000 plus or minus, as applicable, (ii) one-half (1/2) of the variance between (A) $11.83 and (B) the closing price of shares of Purchaser Stock on the Registration Statement Effective Date (the "Indemnification Cap"), provided, however, that in no event shall the Indemnification Cap be less than $1,500,000 or greater than $3,500,000. Except as otherwise provided in this
Section 9.2(b), an Indemnifying Party shall not be required to make any Indemnification Payment for

Claims made pursuant to Section 9.3(a)(i) or Section 9.3(b)(i) until such time as the total amount of all Indemnifiable Losses that have been suffered or incurred by the Indemnitee exceed $250,000 in the aggregate (the "Deductible"); provided, however, that if the total amount of such Indemnifiable Losses exceeds the Deductible, the Indemnitee shall be entitled to be indemnified against only the amount of such Indemnifiable Losses exceeding the Deductible. The Deductible shall not be applicable for Claims relating to any breaches of the representations and warranties contained in Section 6.1, Section 6.2, Section 6.4(b), Section 6.4(c), the first and third sentences of Section 6.8(b), Section 7.1, Section 7.2 and Section 7.5. The Indemnification Cap shall not be applicable for Claims relating to any breaches of the representations and warranties contained in Section 6.1, Section 6.2, Section 6.4(b), Section 6.4(c), Section 7.1, Section 7.2 and Section 7.5.

         9.3      INDEMNIFICATION.

                  (a)      Subject to Section 9.1, Section 9.2, Section 9.4,
Section 9.6 and Section 9.7, from and after the Closing Date, API and Seller agree to indemnify, defend and hold harmless Purchaser and Purchaser Sub from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:

                           (i) any breach of the representations and warranties of Seller contained in Article 6 of this Agreement;

                           (ii) any nonfulfillment of any covenant on the part of API or Seller under the terms of this Agreement;

                           (iii)    all Excluded Assets and all Retained
                  Liabilities;

                           (iv)     the use or ownership of any of the
                  Transferred Assets prior to or on the Closing Date (other than the Assumed Liabilities);

                           (v)      any infringement, interference,
                  misappropriation or conflict of the Software Products with any Intellectual Property rights of third parties with respect to the period prior to the Closing Date; and

                           (vi) Employment Costs and Liabilities with respect to the period prior to the Closing Date.

                  (b) Subject to Section 9.1, Section 9.2 and Section 9.5, from and after the Closing Date, Purchaser agrees to indemnify, defend and hold harmless Seller from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:

                           (i) any breach of the representations and warranties of Purchaser or Purchaser Sub contained in Article 7 of this Agreement;

                           (ii) any non-fulfillment of any covenant on the part of Purchaser or Purchaser Sub under the terms of this Agreement;

                           (iii)    all Assumed Liabilities;

                           (iv)     the use or ownership of any of the
                  Transferred Assets after the Closing Date;

                           (v)      any infringement, interference,
                  misappropriation or conflict of the Software Products with any Intellectual Property rights of third parties with respect to the period after the Closing Date; and

                           (vi) Employment Costs and Liabilities with respect to the period after the Closing Date.

         9.4 SATISFACTION OF INDEMNIFICATION OBLIGATION. Seller shall pay the amount of any Indemnifiable Losses up to the amount of the Indemnification Cap in cash. Thereafter, Seller may elect to pay any subsequent Indemnifiable Losses in cash or, at its sole option, in shares of Purchaser Stock having a value equal to such Indemnifiable Loss, or any combination of the foregoing. For purposes of the preceding sentence, each share of Purchaser Stock shall be considered to have a value equal to the Share Price per share (as appropriately adjusted for stock splits, stock dividends and the like).

         9.5      DEFENSE OF THIRD PARTY CLAIMS.

                  (a) If any Indemnitee receives notice of assertion or commencement of any claim or action or suit or proceeding by a third party (a "Third Party Claim") against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten calendar days after receipt of such notice of such Third Party Claim. Such notice will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof available after diligent search and attempt to locate the same and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense. If the Indemnifying Party has assumed the defense of the Third Party Claim, the Indemnitee shall not enter into any settlement of such claims, or admit any liability with respect to such claim without the prior written consent of the Indemnifying Party.

                  (b) If, within thirty (30) days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 9.5(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 9.5(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten calendar days after receiving written notice from the Indemnitee that the Indemnitee reasonably believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the Indemnitee in respect of all Indemnifiable Losses relating to the matter, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs and expenses paid or incurred in connection therewith. If the Indemnitee so assumes the defense of the Third Party Claim, the Indemnitee shall not enter into any settlement of such claim, or admit any liability with respect to such claim, without the prior written consent of the Indemnifying Party; provided, however, if the Indemnitee provides written notice to the Indemnifying Party that it relinquishes any and all claims for indemnification pursuant to this Article 9 in respect of such Third Party Claim, the Indemnitee may freely enter into any settlement agreement without the prior written consent of the Indemnifying Party. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim that would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder.

                  (c) A failure to give timely notice or to include any specified information in any notice as provided in Section 9.5(a) or Section 9.5(b) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party that was entitled to receive such notice was deprived of or prejudiced in its right to recover any payment under its applicable insurance coverage or was otherwise materially damaged as a result of such failure.

         9.6 INDEMNIFICATION LIMITATIONS. The amount of any Indemnifiable Losses for which indemnification is provided under this Article 9 shall be reduced by (i) the net amount of any Tax benefit realized by an Indemnitee or any of their respective Affiliates by reason of such loss; and (ii) the net amount of any related recoveries received by Indemnitee under insurance policies or other related payments received from third parties and such Indemnitee shall use all commercially reasonable efforts to effect any such recovery.

         9.7      EXCLUSIVE REMEDY; ADJUSTMENT TO PURCHASE PRICE.

                  (a) To the extent permitted by Law, the indemnity provisions of this Article 9 shall be the sole and exclusive remedy of the parties with respect to any breach of the representations, warranties and covenants contained in this Agreement and any other Claims arising out of the transactions contemplated hereby that are asserted subsequent to Closing, provided, however, that the foregoing shall not prohibit any party from seeking an injunction or other equitable remedy in respect thereof or limit any Claim arising from fraudulent conduct.

                  (b) Any payments by Seller to Purchaser or Purchaser Sub pursuant to this Article 9 shall be treated as an adjustment to the purchase price of the Transferred Assets.

                                   ARTICLE 10

                            MISCELLANEOUS PROVISIONS

         10.1 NOTICES. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched), three business days after having been sent by registered or certified mail (return receipt requested) or one business day after having been dispatched by a nationally recognized overnight courier service each to the appropriate party at the address specified below:

                           If to Seller, to:

                           MyDocOnline, Inc.
                           1 Chisholm Trail, Suite 450
                           Round Rock, TX  78681
                           Attention:  CEO, Kirk Schueler
                           Facsimile No.: (512) 248-0661

                           Aventis Pharmaceuticals Holdings Inc.
                           3711 Kennett Pike
                           Greenville, DE  19807
                           Attn:  President
                           Facsimile:

                           with a copy to:

                           Aventis Pharmaceuticals Inc.
                           300 Somerset Corporate Blvd.
                           P.O. Box 6890, SC3-830A
                           Bridgewater, NJ  08807
                           Attention:  General Counsel
                           Facsimile No.:  (908) 243-7219

                           If to Purchaser or Purchaser Sub, to:

                           Zix Corporation
                           2711 N. Haskell Avenue
                           Suite 2300, LB 36
                           Dallas, Texas 75204-2960
                           Attention:  Legal Department
                           Facsimile No.:  (214) 515-7385

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

         10.2 EXPENSES. Except as otherwise expressly provided herein, each party hereto will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein.

         10.3 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other party; provided, however, that upon notice to the other party delivered in accordance with Section 10.1, either party may assign or delegate any or all of their rights or obligations under this Agreement to any Affiliate thereof or to any successor entity through sale of substantially all of its assets, merger or otherwise; provided further that any assignment or delegation hereunder shall not relieve the assigning party of any obligation hereunder.

         10.4 WAIVER. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any Claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such Claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         10.5 ENTIRE AGREEMENT. This Agreement and the Collateral Agreements, which includes the Schedules and Exhibits hereto and thereto, supersede any other agreement, whether written or oral, that may have been made or entered into by any party relating to the matters contemplated hereby and constitute the entire agreement by and among the parties hereto and thereto.

         10.6 AMENDMENTS, SUPPLEMENTS, ETC. This Agreement may be amended or supplemented only by additional written agreements executed and delivered by each of the parties hereto.

         10.7 RIGHTS OF THE PARTIES. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any Person other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

         10.8 FURTHER ASSURANCES. From time to time, as and when reasonably requested by any party hereto, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments, make such other deliveries and take such other actions as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

         10.9 APPLICABLE LAW. This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the rules and substantive Laws of the State of Texas, United States of America, without regard to conflicts of law provisions thereof.

         10.10 EXECUTION IN COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

         10.11 TITLES AND HEADINGS. Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         10.12 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations under this Agreement of Seller, on the one hand, and Purchaser and Purchaser Sub, on the other hand, will not be materially and adversely affected thereby: (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement; and
(iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

         10.13 SPECIFIC PERFORMANCE. The parties recognize that if Seller refuses to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate Purchaser for its injury. Purchaser shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any action is brought by Purchaser to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at Law.

         10.14 TRANSFERS. Purchaser and Seller will cooperate and take such action as may be reasonably requested by the other in order to effect an orderly transfer of the Transferred Assets with a minimum of disruption to the operations and employees of the businesses of Purchaser and Seller.

         10.15 ATTORNEYS' FEES. If any action at Law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover in such action its reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

         10.16 TRANSFER TAXES. All sales, transfer and other similar taxes imposed by any federal or Texas state law with respect to the transfer of the Transferred Assets will be borne by Seller. Purchaser will deliver to Seller at Closing a completed Texas Sales and Use Tax Exemption Certification claiming exemption from Texas Sales and Use tax under Texas Tax Code Ann. Section 151.304.

         10.17 SUBMISSION TO JURISDICTION. Each of the parties agrees that any dispute, controversy or Claim arising out of or relating to the transactions contemplated by this Agreement or any Collateral Agreement, or the validity, interpretation, breach or termination of this Agreement or any Collateral Agreement, shall be resolved only in the court of United States District Court for the Northern District of Texas and the appellate court having jurisdiction of appeals from such court. In that context, and without limiting the generality of the foregoing, each of the parties irrevocably and unconditionally: (i) submits for itself and its property in any dispute, controversy or Claim relating to this Agreement or any Collateral Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the court of the United States of America for the Northern District of Texas and appellate courts having jurisdiction of appeals from such court, and agrees that all such disputes, controversies or Claims shall be heard and determined in such federal court; (ii) consents that any such dispute, controversy or Claim may and shall be brought in such courts and waives any objection that it may now or thereafter have to the venue or jurisdiction of any such dispute, controversy or Claim in any such court or that such dispute, controversy or Claim was brought in an inconvenient court and agrees not to plead or claim the same; (iii) waives all right to trial by jury in any dispute, controversy or Claim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any Collateral Agreement or its performance under or the enforcement of this Agreement or any Collateral Agreement; (iv) agrees that service of process in any such dispute, controversy or Claim may be effected by mailing a copy of such process by registered or certified mail, postage prepaid, to such party at its address as provided in Section 10.1; and (v) agrees that nothing in this Agreement or any Collateral Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of Texas.

                      [This Space Deliberately Left Blank]

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                       ZIX CORPORATION

                       By: /s/ Ronald A. Woessner
                           ----------------------------------
                       Name: Ronald A. Woessner
                       Title: Senior Vice President

                       AVENTIS PHARMACEUTICALS HOLDINGS INC.

                       By: /s/ Juergen Lasowski
                           ----------------------------------
                       Name: Juergen Lasowski
                       Title: Authorized Signatory

                       MYDOCONLINE, INC.

                       By: /s/ Juergen Lawoski
                           ----------------------------------
                       Name: Juergen Lasowski
                       Title: Authorized Signatory

                       For purposes of Section 6.2, Section 6.3,
                       Section 8.1 and Section 9.3 of this Agreement only:

                       AVENTIS PHARMACEUTICALS INC.

                       By: /s/ Juergen Lasowski
                           ----------------------------------
                       Name: Juergen Lasowski
                       Title: Vice President, Head of NA
                       Strategy and Business Development

                   SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

                                    EXHIBIT A

                      FORM OF REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT B

          FORM OF BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

                                    EXHIBIT C

                                 FORM OF WARRANT